UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 12b-25

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                           NOTIFICATION OF LATE FILING

                        Commission File Number 000-28363

(Check one): |_| Form 10-K   |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q
             |_| Form N-SAR  |_| Form N-CSR

             For Period Ended: March 31, 2005
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             |_| Transition Report on Form 10-K
             |_| Transition Report on Form 20-F
             |_| Transition Report on Form 11-K
             |_| Transition Report on Form 10-Q
             |_| Transition Report on Form N-SAR

             For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

SBS Interactive, Co.
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Full Name of Registrant

INET Commerce Conduit Corp.
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Former Name if Applicable

4211 Yonge Street
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Address of Principal Executive Office (Street and Number)

Toronto, Canada M2P2A9
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)|X|

      (a)   The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
      (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
            portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The quarterly report on Form 10-Q SB of SBS Interactive, Co. (the "Company") for the period ended March 31, 2005 could not be filed with the Securities and Exchange Commission on a timely basis without unreasonable effort or expense in light of the circumstances described below:

Within the last several days, the Company terminated its relationship with its legal counsel. Accordingly, the Company has not been able to obtain a legal review of its Form 10-QSB. The Company expects to retain new legal counsel and to file its Form 10-QSB within five calendar days.

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Todd Gotlieb                              416         223-9293
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      (Name)                                (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              SBS INTERACTIVE, CO.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 16, 2005               By: /s/ Todd Gotlieb
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                                    Name:  Todd Gotlieb
                                    Title: President and Chief Executive Officer